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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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We have issued our report dated April 23, 1996, accompanying the consolidated financial statements and schedules of Countrywide Credit Industries, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K for the year ended February 29, 1996, which is incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration Nos. 333-3835 and 333-3835-01) and Post-Effective Amendment No. 4 to the Registration Statement on Form S-3 (Registration Nos. 333-59559, and 333-59559-01) (the "Amendment"). We consent to the incorporation by reference in this Amendment of the aforementioned report and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP

Los Angeles, California
March 26, 1997